Exhibit 10.31

Amendment to the convertible loan agreement dated October 24, 2019 between

Mr. Dietmar Hopp, Johann-Jakob-Astor-Str.  57, 69190 Walldorf

also referred to as the lender

and

CureVac AG, Paul-Ehrlich-Straße 15, 72076

also referred to as the "borrower"

Preliminary remark

The Borrower intends to conduct a financing round in the short term and subsequently, after a restructuring process in which all shares of CureVac AG will be contributed to a Dutch company (CureVac NV), to conduct an initial public offering on the Nasdaq. The Borrower must maintain liquidity of at least EUR 60 million in preparation for the IPO.

Although the conditions for disbursement according to section 1.2 of the convertible loan are not fulfilled, the lender is prepared to make the necessary funds available on condition that the lender is free to decide whether the loan is to be repaid or exchanged for shares in the borrower.

That being said, the parties agree on the following:

1.	Loan tranches pursuant to Section 1.2 of the Convertible Loan may be drawn down regardless of whether the cash balance of the Borrower falls below 15 million Euro.

2.	If the Lender terminates the Convertible Loan pursuant to Section 4.2 (i) or the Borrower terminates the Convertible Loan pursuant to Section 4.4, CureVac is entitled and - if sufficient liquid funds are available - obliged to repay the Convertible Loan within 4 weeks.

3.	The other provisions of the convertible loan remain unchanged.

/s/Dietmar Hopp	/s/ Curevac AG
Dietmar Hopp	CureVac AG
June 25, 2020